Exhibit 99.1
FOR IMMEDIATE RELEASE
SURMODICS NAMES GARY R. MAHARAJ
PRESIDENT AND CHIEF EXECUTIVE OFFICER
EDEN PRAIRIE, MINN., December 14, 2010 — SurModics, Inc. (Nasdaq: SRDX), a leading provider of drug delivery and surface modification technologies to the healthcare industry, today announced that Gary R. Maharaj has been named President and Chief Executive Officer, effective December 27, 2010. Mr. Maharaj will also serve as a member of SurModics’ Board of Directors.
Mr. Maharaj, who most recently served as President and Chief Executive Officer of Arizant Inc., will replace Philip D. Ankeny who has served as SurModics’ Interim Chief Executive Officer since June 1, 2010. Mr. Ankeny will continue to serve as the Company’s Senior Vice President and Chief Financial Officer.
“We are pleased to welcome Gary Maharaj to SurModics,” said Robert C. Buhrmaster, chairman of the Board of Directors. “During the past six months, our Board of Directors conducted an extensive search for a CEO candidate with the expertise and ability to capitalize on the opportunities in our marketplace. Gary is a seasoned medical technology industry executive with proven operational and financial expertise and an outstanding track record of value creation. Gary is well respected as a strong leader and a strategic thinker, and we are confident he is the right person to lead SurModics through its next phase of growth and development.”
Mr. Buhrmaster added, “On behalf of the SurModics Board, I would like to thank Phil Ankeny who has served as Interim CEO during the past six months. Under Phil’s leadership, SurModics has made important progress, including undertaking a strategic review of our businesses with the assistance of a well-regarded healthcare consulting firm and implementing initiatives intended to reduce the Company’s cost structure. In addition, we implemented a new organizational structure that provides enhanced accountability, improved efficiency and more effective resource deployment. We are grateful for his commitment and leadership during this time and look forward to Phil’s continued contributions to the Company.”
Gary Maharaj said, “I am excited to be joining SurModics at this pivotal time in the Company’s history. SurModics has a talented group of employees and is gaining momentum in key areas of its business. My immediate priority will be to work with the Board, management team and SurModics’ employees to drive improved operating and financial results across the organization, return to profitable growth and build value for all of our stakeholders.”
Mr. Maharaj, 47, most recently served as President and Chief Executive Officer of Arizant Inc., a world leader in patient temperature management in hospital operating rooms. Under Mr. Maharaj’s leadership, Arizant nearly doubled revenues in less than five years by expanding its market penetration, geographical diversification and product portfolio. Arizant was sold to the 3M Company for $810 million in October 2010. During his 23 years in the medical device industry, Mr. Maharaj has also served as vice president of Philip Adam and Associates, a product development management consulting firm, and in various management and research positions for the orthopedic implant and rehabilitation divisions of Smith & Nephew, PLC. Mr. Maharaj holds an MBA from the University of Minnesota’s Carlson School of Management, an M.S. in biomedical engineering from the University of Texas at Arlington and the University of Texas Southwestern Medical Center at Dallas, and a B.Sc. in Physics from the University of the West Indies. Mr. Maharaj holds over 20 patents, all in the medical device field.

About SurModics, Inc.
SurModics’ vision is to extend and improve the lives of patients through technology innovation. The Company partners with the world’s foremost medical device, pharmaceutical and life science companies to develop and commercialize innovative products that result in improved diagnosis and treatment for patients. Core offerings include: drug delivery technologies (coatings, microparticles, nanoparticles, and implants); surface modification coating technologies that impart lubricity, prohealing, and biocompatibility capabilities; and components for In Vitro diagnostic test kits and specialized surfaces for cell culture and microarrays. SurModics is headquartered in Eden Prairie, Minnesota and its SurModics Pharmaceuticals subsidiary is located in Birmingham, Alabama. For more information about the Company, visit www.surmodics.com. The content of SurModics’ website is not part of this release or part of any filings the Company makes with the SEC.
Safe Harbor for Forward-Looking Statements
This press release contains forward-looking statements. Statements that are not historical or current facts, including statements about beliefs and expectations, such as our ability to achieve the cost savings and other benefits associated with our October 2010 organizational changes and workforce reduction, and our performance in the near- and long-term, including our positioning for profitable growth, are forward-looking statements. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated, including (1) our ability to successfully identify, negotiate, sign and close a potential strategic transaction related to our Pharmaceuticals business; (2) the inability to realize the anticipated benefits of any potential transaction regarding our Pharmaceuticals business, if consummated, or of our other recent cost savings initiatives; (3) the potential adverse impact to our business as a result of our announcement to pursue strategic alternatives for our Pharmaceuticals business; (4) developments in the regulatory environment, as well as market and economic conditions, may adversely affect our business operations and profitability; (5) our reliance on third parties (including our customers and licensees) and their failure to successfully develop, obtain regulatory approval for, market and sell products incorporating our technologies may adversely affect our business operations, our ability to realize the full potential of our pipeline, and our ability to achieve our corporate goals; and (6) the factors identified under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended September 30, 2009, and updated in our subsequent reports filed with the SEC. These reports are available in the Investors section of our website at www.surmodics.com and at the SEC website at www.sec.gov. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them in light of new information or future events.
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Contact
Phil Ankeny
Interim CEO, Senior VP and CFO
(952) 829-2700